                                                                EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made this 1st Day of December, 1998, by and between Mercantile Bank Corporation, a Michigan corporation (the "Company"), Mercantile Bank of West Michigan, a Michigan banking corporation (the "Bank", and collectively with the Company, the "Employers", and each an "Employer"), and Michael H. Price (the "Employee").

                                    RECITALS

         A. The Employee has served as the President and Chief Operating Officer of the Company and the Bank.

         B. The Employers and the Employee expect that the Employee will continue as the President and Chief Operating Officer of the Company and the Bank and wish to describe the terms of such employment in this Agreement.

         C    The Employers believe that entering into this Agreement is in the best interest of their respective shareholders.

         D    The Employee believes that entering into this Agreement is in his best interest.

                               TERMS OF AGREEMENT

         In consideration of the mutual covenants and obligations set forth in this Agreement, to induce the Employee to remain in the employment of the Employers, and for other good and valuable consideration, the Employers and the Employee agree as follows:

         1. Employment , Term, and Acceptance: The Company and the Bank each agree to employ the Employee as its President and Chief Operating Officer for the period from December 1, 1998 through December 31, 2001 (the "Employment Period"), unless such employment is terminated earlier pursuant to Section 7 or 8 of this Agreement.
The Employee hereby accepts such employment.

         2.   Duties and Authority:

              2.1 Promotion of Employers' Interest. While employed as the President and Chief Operating Officer of the Company and the Bank, the Employee shall devote his business time and attention to the business and affairs of the Employers, and shall use his efforts and abilities to promote the interests of the Employers.

              2.2 Performance of Duties. The Employee shall perform such services and duties necessary or appropriate for the management of the Employers as are normally expected of persons appointed to president and chief operating officer positions in the businesses in which the Employers are engaged.

         3. Cash Compensation. For all services to be performed by the Employee under this Agreement (including services as an officer, employee, director, or member of any board committee), the Bank shall pay the Employee an annual base salary (prorated for any partial year) of (a) One Hundred Fifty Thousand Dollars ($150,000) for the period from December 1, 1998 through June 30, 1999, (b) One Hundred Seventy Thousand Dollars ($170,000) for the period from July 1, 1999 through December 31, 1999 , and (c) for the periods from January 1, 2000 through December 31, 2000, and January 1, 2001 through December 31, 2001, amounts not less than One Hundred Seventy Thousand Dollars ($170,000) as are determined by the Board of Directors of the Bank, such determination to be made for each period prior to the beginning of such period ("Base Cash Compensation"); payable in each case in accordance with the then prevailing payroll practices of the Bank. To the extent that the date of any change in rate of compensation provided for clause (a), (b) or (c) above does not coincide with the first day of a payroll period of the Bank, such change in rate of compensation shall become effective as of the first day of the payroll period that includes such date. As a one time adjustment, the Bank shall also pay the Employee within twenty (20) days after the execution of this Agreement a one time payment of $5,000, which is an amount equal to the difference between the compensation paid to the Employee for October and November of 1998, and the amount he would have been paid if his annual base salary had been increased to One Hundred and Fifty Thousand Dollars ($150,000) effective October 1, 1998. In addition to the Base Cash Compensation and one time adjustment described above, the Employee will be entitled to such bonuses and other discretionary compensation as may be awarded to him from time to time by the Board of Directors of either of the Employers.

         4. Participation in Employee Benefit Plans. In addition to the cash compensation payable to the Employee under this Agreement, the Employee shall be entitled to participate in such employee benefit plans, whether contributory or non-contributory, such as group life and disability insurance plans, hospital, surgical, vision and dental benefit plans or other bonus incentive, profit sharing, stock option, retirement or other employee benefit plans of the Employers as may now or hereafter exist to the extent that the Employee meets the eligibility requirements of any such plans. All such group life and disability insurance plans, and hospital, surgical, vision and dental benefit plans are hereafter referred to as ("Life, Disability and Medical Plans"). It is specifically agreed that the Employee shall be entitled to participate in the incentive compensation plan described in Exhibit A to this Agreement.

         5. Out of Pocket Expenses. The Employee will be reimbursed by the Bank or the Company, as the case may be, for all reasonable expenses incurred in promoting their respective businesses; including expenses for entertainment, travel and similar items upon the presentation by Employee, from time to time, of an itemized account of such expenditures in a form and manner as determined by the Board of Directors or the chief financial or accounting officer of the Employer for whose account the expenditures are made.

         6. Vacations. The Employee shall be entitled each year to four (4) weeks paid vacation time. The Employee will not be entitled to additional compensation for vacation time not

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
utilized in any year nor will the Employee be permitted to carry over unused vacation time to a succeeding year.

         7.   Termination of Employment Upon Disability or Death

              7.1 Disability. In the event the Employee shall become mentally or physically disabled during the Employment Period and unable to perform the material duties of his employment for ninety (90) days or more because of illness, accident, or any other cause ("Disability"), the Bank or the Company may terminate the Employee's employment under this Agreement by giving him written notice of such termination ("Disability Termination Notice"). In the event of any such termination during the Employment Period, the Bank shall continue to pay the employee his Base Cash Compensation, at the rate in effect immediately prior to the giving of the Disability Termination Notice, through the end of the Employment Period (through December 31, 2001). In addition, the Employers shall cover the Employee under their disability plans, if any, in effect from time to time under the terms and conditions that such coverage is made available to other employees of the respective Employers, and the Employee shall be entitled to any benefits payable to him under such disability plans. While disabled, the Bank shall continue to provide the Employee and his dependents with coverage under its Life, Disability and Medical Plans until the Employee reaches the age of sixty-five (65) years old to the extent that it may do so under the provisions of such plans, with the Employee's contribution to the premiums under such plans being no more than the amounts he paid for such premiums prior to his disability, adjusted from time to time for normal periodic increases in such premiums applied in general to employees of the Bank.

              7.2 Death. In the event of the death of the Employee, his employment with the Employers shall terminate as of the date of his death. Promptly following his death, the Bank shall pay to his legal representative a death benefit of $250,000. In addition, any life insurance policies owned by the Bank or the Company, and insuring the life of the Employee shall be payable to the beneficiaries of such policies in accordance with the terms of such policies.

              7.3 Extent of Obligations. The provisions of Sections 7.1 and
7.2 apply only to Disability or death occurring during the Employment Period while the Employee is employed by the Bank and the Company. Other than as set forth in Section 7.1 or 7.2, neither of the Employers shall have any obligation or liability to the Employee upon the employee's death or Disability except that the Employee shall be entitled to all of his accrued rights under stock option, retirement and other employee benefit plans of the Company and the Bank, and the Bank shall promptly pay the Employee (or his personal representative) his Base Cash Compensation due through the effective date of the termination of his employment, the cash equivalent of any accrued vacation days not taken as of such effective date (calculated based on the Employee's annual base salary attributable to each vacation day), and any out-of -pocket expenses for which the Employee is entitled to be reimbursed, and for which reimbursement has not yet been made.

         8. Termination of Employment for Cause, Without Cause, Good Reason, or Without Good Reason.



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


                  8.1 Termination by an Employer for Cause. Each of the Employers shall have the right, at any time, to terminate the Employee's employment for Cause (as defined herein), within 90 days of the Employer's learning of such Cause. For purposes of this Agreement, the term "Cause" means
(a) an act or acts of dishonesty committed by the Employee and intended by the Employee to result in the Employee's substantial personal enrichment at the expense of the Company or the Bank, (b) continuing intentional gross neglect by the Employee of his duties under Section 2 of this Agreement which cause or are expected to cause material harm to the Company or the Bank, and which is not remedied after receipt of notice from the applicable Employer, (c) the Employee's conviction of a felony, or (d) the Employee's intentional breach of his obligations under Section 10 or 11 which causes or may be expected to cause material harm to the Company or the Bank. Any termination for Cause shall be effective upon an Employer giving the Employee written notice that the Employee's employment is terminated, and setting forth in reasonable detail the basis for such termination, and that such termination is for Cause. Any such notice shall terminate the Employee's employment with both Employers.

                  8.2 Termination by an Employer Without Cause. Each of the Employers shall have the right at any time to terminate the Employee's employment without Cause by giving the Employee written notice that the Employee's employment is terminated, and setting forth in reasonable detail the basis, if any, for such termination. Any such termination shall be effective upon the giving of such notice by the Employer.

                  8.3 Termination by Employee for Good Reason. The Employee shall have the right at any time to terminate his employment under this Agreement for Good Reason (as defined herein) within ninety (90) days of learning of such Good Reason. For purposes of this Agreement, the term "Good Reason" means (a) any assignment to the Employee of any title or duties that are materially inconsistent with the Employee's present positions, titles, duties, or responsibilities, other than an insubstantial or inadvertent action which is remedied by the applicable Employer promptly after receipt of written notice from the Employee, or which is approved of by the Employee in writing; (b) any failure by an Employer to comply in a material respect with any provision of
Section 3, 4, 5, or 6, other than a insubstantial or inadvertent failure which is remedied by the applicable Employer promptly after receipt of written notice from the Employee. Any termination for Good Reason shall be effective upon the Employee giving the Employers written notice that the Employee is terminating his employment, and setting forth in reasonable detail the basis for such termination, and that such termination is for Good Reason. Any such termination shall be effective upon the giving of such notice by the Employee; and any such notice shall terminate his employment with both Employers.

                  8.4 Termination by Employee Without Good Reason. The Employee shall have the right at any time to terminate the Employee's employment with both Employers without Good Reason by giving the Employers written notice that the Employee is terminating his employment. Any such termination shall apply to the Employee's employment with both Employers and be effective ninety (90) days after the giving of such notice by the Employee.

                  8.5 Obligation of Employers upon Termination without Cause or Employee's Termination with Good Reason. In the event that during the Employment Period, an Employer terminates the Employee's employment without Cause under
Section 8.2, or the Employee terminates his employment for Good Reason under
Section 8.3; or the Employee's employment is terminated for any other reason except (i) for Cause under Section 8.1, (ii) without Good Reason under Section 8.4, or (iii) for Disability or death pursuant to Section 7; the Bank shall pay and provide (and to the extent the insurance referred to in Section 8.5(d) is owned by the Company, the Company shall provide) to the Employee the following:

                  (a) to the extent not previously paid, the Employee's Base Cash Compensation due through the effective date of the termination of employment, the cash equivalent of any accrued vacation days not taken as of such effective date (calculated based on the Employee's annual base salary attributable to each vacation day), and any out-of -pocket expenses for which the Employee is entitled to be reimbursed, and for which reimbursement has not yet been made; payable within ten (10) days of such effective date, plus

                  (b) an amount equal to the greater of (i) the Base Cash Compensation payable to the Employee for the remainder of the Employment Period (i.e. through December 31, 2001), or (ii) $425,000; in either case, payable in eighteen (18) substantially equal monthly installments commencing within thirty
(30) days after the effective date of the termination of employment; plus

                  (c) coverage for the Employee and his dependents under the Bank's Life, Disability, and Medical Plans for the eighteen (18) month period commencing on the effective date of the termination of employment to the extent that the Bank may do so under the provisions of such plans, and to the extent that it is not permitted to do so shall pay the Employee an amount that will permit him to obtain and pay for substantially equivalent coverage; plus

                  (d) any life insurance policies owned by the Bank or the Company insuring the life of the Employee, to the extent that they may be practically assigned or transferred to the Employee; plus

                  (e) $10,000 for out-placement, interim office, and related expenses.

In addition, the Employee shall be entitled to all of his accrued rights under stock option, retirement, and other employee benefit plans of the Company and the Bank,

                  8.6 Obligation of Employers upon Termination for Cause or by Employee without Good Reason. In the event that during the Employment Period, an Employer terminates the Employee's employment for Cause as provided for in
Section 8.1, or the Employee terminates his employment without Good Reason as permitted in Section 8.4; the Bank shall pay and provide to the Employee, to the extent not previously paid, the Employee's Base Cash Compensation due through the effective date of the termination of employment, plus the cash equivalent of any

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

accrued vacation days not taken as of such effective date (calculated based on the Employee's annual base salary attributable to each vacation day), within ten (10) days of such effective date. In addition, the Employee shall be entitled to all of his accrued rights under stock option (except with respect to stock option plans, in the event of termination for Cause), retirement, and other employee benefit plans of the Company and the Bank,

             8.7 No Other Obligations of Employers upon Termination. Upon termination of the Employee's employment, the Employers shall have no obligations to the Employee except as set forth in this Agreement, or accrued rights under stock option, retirement, or other employee benefit plans of either Employer.

         9   Severance Payments on Termination after the Employment Period. If at any time after the Employment Period, (a) the Employee's employment with the Bank is terminated by the Bank without Cause, or (b) the Employee's annual base salary from the Bank is reduced without his consent and without Cause, and in the case of either (a) or (b) the Employee, within ninety (90) days thereafter, terminates his employment with the Bank; then unless the termination of employment or reduction in annual base salary resulted from the death or Disability of the Employee, the Bank shall pay and provide (and to the extent the insurance referred to in Section 8.5(d) is owned by the Company, the Company shall provide) to the Employee the following: (a) the amounts, coverage, benefits and life insurance provided for in Section 8.5 (a), (c), (d) and (e), plus (b) $425,000, payable in eighteen (18) substantially equal monthly installments commencing within thirty (30) days after the effective date of the termination of employment. In addition, the Employee shall be entitled to all of his accrued rights under stock option (except with respect to stock option plans, in the event of termination for Cause), retirement, and other employee benefit plans of the Company and the Bank,


         10. Confidential Information. Employee agrees that he will not at any time (whether during his employment or at any time thereafter) disclose to any person, corporation, firm, partnership or other entity, except as required by law, any secret or confidential information concerning the business, clients or affairs of the Company or the Bank, or any of their affiliates, for any reason or purpose whatsoever other than in furtherance of the Employee's work for the Company or the Bank, nor shall the Employee make use of any of such secret or confidential information in any manner adverse to the Company or the Bank.

         11. Noncompetition Covenant. For a period of eighteen (18) months following the termination of Employee's employment with the Employers, Employee will not be employed by or act as a director or officer of any business involving or engaged in the business of banking within a 50-mile radius of the City of Grand Rapids, Michigan, where such business engages in soliciting, directly or indirectly, customers of the Bank.

         12. Remedies under Section 10 and 11. The Employee acknowledges and agrees that his obligations under Sections 10 and 11 are of a special and unique nature and that a failure to



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

perform any such obligation or a violation of any such obligation would cause irreparable harm to the Employers, the amount of which cannot be accurately compensated for in damages by an action at law. In the event of a breach by the Employee of any of the provisions of Section 10 or 11, the Company and the Bank shall be entitled to an injunction restraining the Employee from such breach. Nothing in this Section shall be construed as prohibiting the Company or the Bank from pursuing any other remedies available for any breach of this Agreement.

         13. Deduction of Taxes. Each Employer may deduct from any amounts required to be paid to the Employee under this Agreement any amounts required to be withheld by the Employer pursuant to federal, state, or local law relating to taxes or related payroll deductions.

         14. Objection to Termination and Legal Fees. The termination of the Employee's employment pursuant to this Agreement shall not preclude any Employer or the Employee from objecting to the basis asserted by the terminating party for such termination. The Employers agree to pay all reasonable legal fees and expenses incurred by the Employee in enforcing his rights under this Agreement, except with respect to claims made by the Employee that are rejected by a court (or any arbitrator sitting by agreement of the parties) to which such claims are presented; provided that the Employers' obligation to pay legal fees and expenses under this Section shall not exceed $10,000 in aggregate amount.

         15. Adjustment between the Company and the Bank. The Company and the Bank acknowledge that although the Employee is generally paid solely by the Bank, he also performs some services for the Company, and the Company pays the Bank periodically an amount necessary to reimburse the Bank for amounts paid to the Employee by the Bank for services actually rendered to the Company.

         16. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered or sent by registered or certified United States mail or by a nationally recognized overnight courier service, to his residence or the last address he has provided in writing to the Employers, in the case of the Employee, or to its principal office in the case of an Employer. For purposes of this Agreement, notices shall be deemed given when received at the address or office specified in the preceding sentence.

         17. Waiver of Breach. No waiver by either party of any breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

         18. Assignment. The rights and obligations of each Employer under this Agreement shall inure to the benefit of and shall be binding upon them and their respective successors and assigns. As used in this Agreement, the term "successor" shall include any person, firm, corporation, or other business entity which at any time whether by merger, purchase or otherwise acquires all or substantially all of the assets or business of an Employer.


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


         19. Entire Agreement. This instrument contains the entire Agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof. This Agreement may not be changed orally but only by an agreement in writing signed by the Employee and the Employers.

         20. Severability. If a court of competent jurisdiction determines that any one or more of the provisions of this Agreement is invalid, illegal or unenforceable in any respect, such determination shall not affect the validity, legality or enforceability of any other provision of this Agreement.

         21. Governing Law. This Agreement and the legal relations between the parties shall be subject to and governed by the internal laws (and not the law of conflicts) of the State of Michigan.

         The parties have executed this Agreement as of the day and year first above written.

                                   MERCANTILE BANK CORPORATION


                                   By: /s/ Gerald R. Johnson, Jr.
                                       ----------------------------------------
                                        Name: Gerald R. Johnson, Jr.
                                              ---------------------------------
                                        Its: Chairman
                                             ----------------------------------


                                   MERCANTILE BANK OF WEST MICHIGAN


                                   By: /s/ Gerald R. Johnson, Jr.
                                       ----------------------------------------
                                        Name: Gerald R. Johnson, Jr.
                                              ---------------------------------
                                        Its: Chairman
                                             ----------------------------------


                                    EMPLOYEE
                                     /s/ Michael H. Price
                                    --------------------------------------------
                                         Michael H. Price

EXHIBIT A

TO:       MERCANTILE BANK CORPORATION/MERCANTILE BANK OF WEST
          MICHIGAN BOARDS OF DIRECTORS

FROM:     GERALD R. JOHNSON, JR.

SUBJECT:  PROPOSED 1998 BONUS PLAN

DATE:     FEBRUARY 17, 1998

--------------------------------------------------------------------------------

The 1998 Bonus Plan is designed to reflect the fact that the directors and management of Mercantile Bank of West Michigan and Mercantile Bank Corporation believe that the company's shareholders are willing to share financially in operating results that are superior to those forecast by the company and approved by the Board of Directors. Consequently, the following bonus plan is proposed for 1998. It should be noted that the non-lender portion of the plan will probably not be utilized, because payout under the plan requires positive earnings results.

                       PROPOSED 1998 EMPLOYEE BONUS PLAN


     Lenders receive $500/$MM in increase in outstandings from computation period to computation period.

     Lenders also receive 5% of fees generated.

     Increases in outstandings do not include any Reg. O loans.

     Total payout is reduced by 3% of chargeoffs in the lender's portfolio.

     Payout is on a quarterly basis and is contingent on the resolution of all major collateral and file exceptions.

     EXAMPLE:

     Outstandings:       20,000,000
     Fees:                   25,000
     $500/$MM:               10,000
     5% of fees:              1,250
                      --------------
     Payout                  11,250 (No charge-off's reported)

     Non-lenders receive $0.33 for every $1.00 over budgeted net operating income.

     Maximum payouts are calculated as a percentage of salary as follows:

     Chairman, President, Senior Vice President(s):         25.0% of salary
     Vice Presidents                                        20.0% of salary
     Assistant Vice Presidents                              10.0% of salary
     Officers                                                7.5% of salary
     Non-officer employees:                                  5.0% of salary

PROPOSED 1998 BONUS PLAN             PAGE 2






     The following example illustrates the payout percentages and monetary awards a non-lender bonus plan participant would receive from a $40,000 bonus pool based on salary level at time of award:


SALARY          MAX. BONUS          MAX. BONUS          % OF BONUS         $ BONUS FROM         $ BONUS AS
                    %                   $                 $ POOL           $40,000 POOL         % OF SALARY
150,000        25.0%                    37,500              73.9%             29,557                19.7$
 55,000        20.0%                    11,000              21.7%              8,670                15.8%
 30,000         7.5%                     2,250               4.4%              1,773                 5.9%
                                    ----------         ----------          ---------
                                        50,750             100.0%             40,000

     Payouts under both the lender and non-lender bonus plans are contingent upon the recipient's employment status at the time of award. If an employee terminates his or her association with Mercantile Bank of West Michigan, any accrued but unpaid bonus award is cancelled.